Exhibit 99

Press Release of Active Power, Inc. dated April 24, 2003

[ACTIVE POWER LOGO]

ACTIVE POWER ANNOUNCES FIRST QUARTER RESULTS

AUSTIN, Texas (April 24, 2003) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its first quarter ended March 31, 2003. Total revenues for the first quarter of fiscal 2003 totaled $1.6 million, down 61% from the same period the previous year. Included in this decrease was the absence of any development funding during the first quarter of 2003, compared with $1.0 million of development funding for the same period in 2002.

Net loss for the first quarter of 2003 was $6.3 million, or 15 cents per share, compared to a net loss of $6.5 million, or 16 cents per share, in the first quarter of 2002. Consumption of cash and investments for the quarter was $5.3 million, as compared to $8.3 million for the same period last year. Cash and investments at March 31, 2003 were $84.7 million.

“Product revenue was less than expected for the first quarter due primarily to protracted purchasing decisions in a weak capital spending environment. We have, however, seen an increase in end-user quoting activity, particularly for our new 1200 kVA UPS product. We made significant strides in establishing additional sales, distribution and service channels throughout North America and internationally in the first quarter, which we anticipate will begin impacting business activity in the second half of this year,” said Joe Pinkerton, Chairman and CEO of Active Power.

“Our product development efforts continue to go well. We are nearing completion of our 65-1200 kVA flywheel-based UPS product line and have recently made excellent strides in the development of a 5-15 minute runtime battery-free system. We intend to leverage our expanded product line and additional sales channels to drive revenue growth over the next several quarters.”

Business Highlights:

•	Received our first order earlier this week, worth over $400,000, for two of our new high power 1200 kVA UPS products. This compact and efficient battery-free product has been generating outstanding interest from megawatt-class UPS customers.

•	Expanded our OEM channel by adding Fuji Electric, a leading UPS supplier in Asia, to sell and distribute CleanSource®2 DC systems in Japan. In addition,

we strengthened our OEM channel by continuing our support and training of Caterpillar and Powerware sales and service personnel.

•	Continued our efforts to lower cash consumption and operating costs by implementing a workforce reduction earlier this week that will lower our annual costs by approximately $3 million, beginning in Q3 of this year.

•	Executed agreements with several manufacturer’s representatives and distributors to sell our Active Power branded products throughout the United States.

•	Built on previous success protecting airport facilities by shipping a UPS system to a Spanish airport in Q1. This UPS system will protect the airport’s critical runway lighting systems.

•	Furthered our success in the broadcast industry at the recently held National Association of Broadcasters trade show with a well-received product demonstration that resulted in excellent lead generation, particularly for our new mid-range (65-130 kVA) UPS product line.

•	Awarded the Frost and Sullivan product strategy award for 2003 for our ability to satisfy customer needs with new and innovative products.

•	Surpassed 5 million hours of product runtime protecting critical applications around the world.

Outlook:

Active Power expects a moderate sequential increase in second quarter 2003 revenue. We believe second quarter earnings per share will be a loss of 14 to 15 cents, and consumption of cash and investments will decrease to a range of $4.5 million to $5.0 million.

Conference call:

The Company will host a conference call today, Thursday, April 24, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q1 results. A replay of the webcast will be available until May 9th. Access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; a slowing global economy, particularly in the primary markets served by the Company’s products; limited product lines; inability to expand and integrate new distribution channels; our dependence on our relationship with Caterpillar® Inc.; competition; delays in research and development; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in Active Power’s filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and CleanSource are registered trademarks of Active Power, Inc.

All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except for per share amounts)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues
Product revenue	$1,625	$3,131
Development contract	—	1,000

Total revenue	1,625	4,131

Operating expenses:
Cost of product revenue	3,292	4,566
Cost of development contract	—	741
Research, development and engineering	2,541	2,611
Selling, general & administrative	2,706	3,048
Amortization of deferred stock compensation	33	628

Total operating expenses	8,572	11,594

Loss from operations	(6,947)	(7,463)

Interest income	619	905
Other income	4	19

Total other income	623	924

Net loss	(6,324)	(6,539)

Weighted average common shares outstanding	41,748	40,847
Net loss per share of common stock—basic & diluted	$(0.15)	$(0.16)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets

Cash & investments	$84,705	$90,045
Accounts receivable (net)	1,082	1,510
Inventories (net)	5,624	6,511
Prepaid expenses and other	934	612

Property and equipment (net)	12,100	12,095

Total assets	$104,445	$110,773

Liabilities and stockholders’ equity

Accounts payable	$588	$353
Accrued expenses	3,375	3,762

Stockholders’ equity	100,482	106,659

Total liabilities and stockholders’ equity	$104,445	$110,773

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